EXHIBIT 1

AGREEMENT

The undersigned agree that this Schedule 13D, relating to the Common Stock, par value $0.01 per share of DineEquity, Inc. shall be jointly filed on behalf of the undersigned.

February 25, 2013
(Date)

Marcato Capital Management LLC

By:	/s/ Richard T. McGuire III
Richard T. McGuire III, Managing Member

/s/ Richard T. McGuire III
Richard T. McGuire III

Marcato, L.P.

By:	Marcato Capital Management LLC, its Managing Member

By:	/s/ Richard T. McGuire III
Richard T. McGuire III, Managing Member

Marcato International Master Fund, Ltd.

By:	/s/ Richard T. McGuire III
Richard T. McGuire III, Director